Exhibit 99.1

NEWS RELEASE

Ocean Power Technologies to Exhibit at ONS2018 (Offshore North Sea 2018)

MONROE TOWNSHIP, N.J., August 16, 2018 (GLOBE NEWSWIRE) – Ocean Power Technologies (NASDAQ: OPTT), a leader in innovative and cost-effective ocean energy solutions, announced today that it will be attending the Offshore North Sea 2018 Conference (ONS2018) in Stavanger, Norway from August 27th through August 30th, 2018.

OPT’s PB3 PowerBuoy™ is a reliable and persistent integrated power and communication platform for remote offshore applications such as advanced multi-functional sensors, multi- functional sensors in support of pre- and post-drilling, production, decommissioning, subsea fields, and ROV/AUV charging operations. End-users can apply the to a suite of mission critical payloads while extending their range of operation, lowering their operational costs, and enabling real-time data transfer and decision making. OPT’s markets of interest include: oil and gas, defense and security, science and research, and communications., and communications.

George Kirby, President and Chief Executive Officer stated: “2018 marks OPT’s inaugural participation at ONS2018 and provides an ideal venue to showcase our PB3 PowerBuoy™ while introducing potential customers and partners to our capabilities in the oil and gas sector. We will have a team of technical and commercial experts attending who are well-versed in the capabilities and value-proposition of our buoy.”

OPT’s exhibit will be located in Hall #2 at Stand #2560, where it will discuss its PB3 PowerBuoy™, including its capabilities and applications in oil and gas, defense and security, science and research, communication industries, among other important target markets.

Mr. Kirby continued, “We are thrilled and quite appreciative for the opportunity to display the capabilities of our ocean qualified commercial PB3 PowerBuoy™ at ONS2018. We look forward to this great exhibition and welcome all to visit our exhibit and learn more about our technology.”

About Ocean Power Technologies

Headquartered in New Jersey, Ocean Power Technologies aspires to transform the world through durable, innovative and cost-effective ocean energy solutions. Our PB3 PowerBuoy™ uses ocean waves to provide clean, reliable and persistent electric power and real-time communications for remote offshore applications in markets such as oil and gas, defense, security, science and research, and communications. To learn more, visit www.oceanpowertechnologies.com.

Forward-Looking Statements

This release may contain “forward-looking statements” that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as “may”, “will”, “aim”, “will likely result”, “believe”, “expect”, “will continue”, “anticipate”, “estimate”, “intend”, “plan”, “contemplate”, “seek to”, “future”, “objective”, “goal”, “project”, “should”, “will pursue” and similar expressions or variations of such expressions. These forward-looking statements reflect the Company’s current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Investor Relations Contact:

Steve Calk or Jackie Marcus
Alpha IR Group
Phone 312 445-2870
Email: OPTT@alpha-ir.com